EXHIBIT 10.61

                        EMPLOYMENT CONTRACT


THIS CONTRACT is made as of the 21st day of September, 1998 between Bioject JV Subsidiary, Inc. (the "Employer") and Bradley J. Enegren (the "Executive").

The parties agree as follows:

1. Employment. The Employer hereby employs the Executive, and the Executive hereby has accepted employment with the Employer, as President and Chief Executive Officer of Bioject JV Subsidiary, Inc. Executive will assume the title of Chairman of the Board of Directors Bioject JV Subsidiary, Inc. effective January 1, 1999. Executive's employment will be on the terms set forth in this Contract.

2. Term. The Executive's employment under this Contract began on September 21, 1998 (the "Effective Date")and shall continue for a period of three (3) years from that date unless terminated earlier in accordance with the provisions of this Contract.

3. Duties. The Executive shall, during the term of this Contract, perform all such acts and duties, and furnish such services as are consistent with the position of President and Chief Executive Officer and shall report to the Board of Directors of Bioject JV Subsidiary.

4. Devotion of Time. The Executive shall devote his normal productive time, ability, and attention to the performance of his duties under this Contract. This provision shall not be construed to prohibit the Executive from engaging in professional, community, or other activities that will not unreasonably interfere with the performance of his duties. Any royalties or honoraria paid to the Executive for professional publications or speaking engagements may be retained by him so long as the Employer does not incur any expenses relating to their preparation or delivery.

5. Compensation. Effective September 21, 1998, the Executive's annual base salary shall be $200,000 per year, less applicable tax withholding, payable in equal installments on the normal payroll schedule of the Employer. The base salary shall be reviewed annually and may be increased as determined appropriate by the Employer.

     5.1. Incentive Compensation. Executive shall be eligible for performance-based compensation awarded in the form of stock options on an annual basis or when specified performance milestones, as determined by the Employer's Board of Directors, are met.

6. Benefits.

     6.1 Vacation Time. The Executive shall be entitled to four (4) weeks of vacation each year, in accordance with the Employer's policy (and prorated for any partial year of service).

     6.2 Other Benefits. The Executive shall be entitled to such other benefits as are given to other employees of the Employer, including but not limited to holidays, health, disability and life insurance, stock options and participation in the 401k Retirement Savings Plan.

     6.3 Stock Options. Employer's Board of Directors will grant Executive stock options to purchase three percent (3%) of the shares of Employer's common stock outstanding at September 21, 1998, adjusted for any stock splits subsequent to that date and prior to the date of grant. The option will vest in equal 1/3 increments over a three-year term, with 100% vesting if Employer is sold. The term of the option shall be seven years and the exercise price shall be the fair market value of the Employer's stock at the date of grant, determined in accordance with the stock incentive or option plan to be adopted by Employer's Board of Directors (the "Plan"). The Plan will contain a mechanism to convert shares of Employer's stock to shares of Bioject Medical Technologies, Inc. stock after three years if Employer has not been acquired or has not had a public offering, with a conversion formula to take into account relative values of the two companies. The Plan, including any provisions specified in this Contract and incorporating such other provisions as Employer's shareholders determine to be appropriate, is subject to approval by Employer's shareholders.

     6.4 Business Expenses. The Employer shall reimburse the Executive for actual and reasonable expenses incurred by him in conducting his responsibilities under this Contract in accordance with the Employer's policy and practice as in effect from time to time or as otherwise approved in advance by the Board of Directors.

7. Evaluation. The Employer, through its Board of Directors, shall evaluate the performance of the Executive at least annually, in accordance with the customary practice of the Employer. A representative of the Board of Directors shall meet and discuss the evaluation format with the Executive and attempt in good faith to agree on the development and adoption of a mutually agreeable format. If the Employer determines that the Executive's performance is deficient in any material respect, the Employer will describe in writing the deficiency(ies) and suggest areas for improvement.

8. Early Termination.

     8.1 Termination by Employer or Executive. Executive's employment may be terminated at any time, for any or no reason, with or without notice by Executive or Employer subject to the provisions of Section 8.2(a). If Executive voluntarily terminates, no severance will be paid.

     8.2 Involuntary Termination by Employer.

     (a) If Executive is involuntarily terminated without "cause" before three years from the Effective Date (other than termination pursuant to Section 8.4), or if Executive's employment as Chief Executive Officer is not continued at his then current Compensation pursuant to Section 5 at the conclusion of the initial three year term, Executive will be awarded severance compensation, less applicable withholding, equal to Executive's then current i) base salary, and, subject to any limitations imposed by applicable laws or insurer restrictions,
ii) medical/dental insurance benefits, and iii) life insurance benefits for the unexpired term of this Contract or twelve months, whichever is greater. Such severance compensation shall be payable monthly. Payment of such severance compensation shall be conditioned upon Executive agreeing to, and signing a Waiver and Release of all claims provided by Employer (other than claims Executive may have for the enforcement of the Waiver and Release).

     (b) For purposes of this Contract, "cause" for termination includes, the following types of conduct and circumstances: (i) breach of any material provision of this Contract by Executive; (ii) failure or refusal by Executive to perform such services as reasonably may be delegated by the Board of Directors;
(iii) material violation of any statutory or common law duty of loyalty to the Employer or any of its affiliated or related entities; (iv) conduct that, in the reasonable judgment of the Employer, adversely affects the interests of the Employer or any of its affiliated or related entities; (v) or conduct that, in the reasonable judgment of the Employer, creates a conflict of interest or the appearance of a conflict of interest between Executive and the Employer or any of its affiliated or related entities. For reasons (iv) and (v), Employer shall provide written notice to Executive of the breach and Executive must immediately discontinue the breaching behavior. If the behavior continues or reoccurs at any time, Executive may be terminated for "cause" immediately and without further notice. Employer, upon action by the Board of Directors, shall provide written notice to the Executive of the termination. No severance shall be paid if Executive is terminated for "cause."

     8.3 Death. This Contract shall terminate automatically upon the death of the Executive.

     8.4 Disability. Absent applicable law to the contrary, if the Executive should be disabled for more than six (6) consecutive months, this Contract may be terminated by the Employer. The Executive shall be considered disabled if, as a result of illness or injury, he suffers from a condition of mind or body that prevents the performance on a full-time basis of his duties under this Contract. In the event that the Employer terminates this Contract pursuant to this Section 8.4, Executive shall be entitled to twelve months severance compensation effective at the date of termination and such severance compensation shall be payable monthly and shall be equal to the excess of Executive's then current base salary over the total of disability benefits payable to the Executive during such twelve month period pursuant to the Employer-paid portion of Employer's disability insurance policies. Continuation of medical/dental and life insurance benefits will be the same as outlined in Section 8(2)(a).

9. Amendment. This Contract may be amended only by an agreement in writing signed by both parties.

10. Waiver of Breach. The failure of either party to this Contract to insist upon the performance of any of the terms and conditions of the Contract, or the waiver of any breach of any of the terms and conditions of the Contract, shall not be construed as waiving any other such term and condition in the future.

11. Validity. If, for any reason, any provision of this Contract shall be held invalid in whole or in part, such invalidity shall not affect the remainder of the Contract.

12. Scope/Governing Law/Resolution of Disputes. This Contract supersedes and replaces any prior employment agreement or negotiations between the parties, including but not limited to the Offer of Employment dated September 3, 1998. This Contract shall be construed in accordance with and governed by the laws of the State of Massachusetts. In the event of any disputes of any nature whatsoever arising in connection with the execution, operation or interpretation of this Contract (including but not limited to termination of employment but excluding enforcement of the Confidentiality/Inventions/Noncompetition Agreement), the parties will first attempt resolution through mutual discussions. If the dispute cannot be resolved through discussion, the parties agree to submit it to confidential non-binding mediation with a neutral mediator agreed upon by the parties. If the dispute cannot be resolved through discussions between the parties or mediation, it will be resolved by binding arbitration in accordance with the rules of the American Arbitration Association (or such similar rules as are mutually agreed upon by the parties). All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties. The decision of the arbitrator shall be final and binding on all parties. The costs of arbitration shall be borne equally by the parties.

13. Entire Agreement. This Contract contains the entire agreement between the parties concerning the subject matter addressed herein and supersedes any other discussions, agreements (including the offer of Employment dated September 3, 1998), representations or warranties of any kind.


BIOJECT JV SUBSIDIARY, INC.


By/s/ James O'Shea                    11/10/98
James O'Shea, Vice Chairman           Date



/s/ Bradley J. Enegren               11/9/98
Bradley J. Enegren                   Date